Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
As previously announced, on June 15, 2016, AmSurg Corp., a Tennessee corporation (“AmSurg”), New Amethyst Corp., a Delaware corporation and wholly owned subsidiary of AmSurg (“Newco”), and Envision Healthcare Holdings, Inc., a Delaware corporation (“Envision”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which AmSurg and Envision will combine in an all-stock merger of equals. Upon the terms and subject to the conditions set forth in the Merger Agreement, AmSurg will merge with and into Newco (“Merger 1”), with Newco continuing as the surviving corporation, immediately after which Envision will merge with and into Newco (“Merger 2” and together with Merger 1, the “Mergers”), with Newco continuing as the surviving corporation. Upon the closing of Merger 2, the name of the combined company will be changed to “Envision Healthcare Corporation”.

The following unaudited pro forma condensed combined financial statements for the nine months ended September 30, 2016 and for the year ended December 31, 2015 combine the historical consolidated statements of earnings of AmSurg and Envision. The unaudited pro forma condensed combined balance sheet ("Pro Forma Balance Sheet") is presented as if the Mergers had occurred on September 30, 2016. The unaudited pro forma condensed combined statements of earnings ("Pro Forma Statements of Earnings") for the nine months ended September 30, 2016 and for the year ended December 31, 2015 are presented as if the Mergers had occurred on January 1, 2015, the beginning of the earliest period presented. The unaudited pro forma financial information is based on the historical consolidated financial statements of AmSurg and Envision, and the assumptions and adjustments set forth in the accompanying explanatory notes.

The unaudited pro forma financial information for the Mergers has been developed from, and should be read in conjunction with, the AmSurg and Envision unaudited interim condensed consolidated financial statements contained in the AmSurg and Envision Quarterly Reports on Form 10-Q for the nine months ended September 30, 2016, respectively, the AmSurg audited consolidated financial statements contained in the AmSurg Annual Report on Form 10-K for the year ended December 31, 2015 and the Envision audited consolidated financial statements contained in the Envision Annual Report on Form 10-K for the year ended December 31, 2015. The unaudited pro forma financial information was prepared using the acquisition method of accounting in accordance with FASB Accounting Standards Codification Topic 805 (“ASC 805”), Business Combination, which specifies that one entity in a business combination be the acquirer. Based on a comprehensive review of the requirements to determine an acquirer for accounting purposes, it was concluded that AmSurg is the acquiring entity based on a number of factors including the following:

•
the structure of the transaction whereby AmSurg’s wholly owned subsidiary, Newco, will be the surviving legal entity of the Mergers and will be the registrant with the U.S. Securities and Exchange Commission. Newco will also be the entity to issue shares to the former Envision stockholders;

•
the composition of management, which was the most determinative factor when evaluating the collective weight of evidence of the combined company, will be the current Chief Executive Officer and Chief Financial Officer of AmSurg; and

•	the governing body of Newco will consist of 14 directors evenly split between former directors of AmSurg and Envision with no director having the ability to cast a tie breaking vote.

Accordingly, the historical financial statements of AmSurg will become the historical financial statements of the combined company.

For purposes of developing the Pro Forma Balance Sheet as of September 30, 2016, the acquired Envision assets, including identifiable intangible assets, and liabilities assumed have been recorded at their estimated fair values with the excess purchase price assigned to goodwill. The estimated fair values assigned in this unaudited pro forma financial information are preliminary and represent AmSurg’s current best estimate of fair value and are subject to revision. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that AmSurg believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Newco would have been had the Mergers occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in the preliminary estimated value of acquired assets and liabilities not currently identified and changes in operating results following the date of the pro forma financial information.

The Merger Agreement provides for two mergers. In Merger 1, AmSurg will merge with and into Newco, with each AmSurg shareholder continuing to own the same number of shares of Newco common stock following such merger as such shareholder owned of AmSurg common stock prior to such merger (after taking into account the subsequent conversion of Envision common stock at the Exchange Ratio (as defined below), the "Amsurg Exchange Ratio"). In Merger 2, Envision will merge with and into Newco, with Newco continuing as the surviving corporation. Upon completion of the second merger, each share of Envision common stock will be converted into 0.334 shares of Newco common stock (the "Exchange Ratio"). Neither the AmSurg Exchange Ratio nor the Exchange Ratio will be adjusted for changes in the market price or number of shares outstanding of either AmSurg common stock or Envision common stock between the date of signing the Merger Agreement and completion of the Mergers.

For purposes of this unaudited pro forma financial information, giving effect to the exchange ratio described above, the estimated aggregate consideration to complete the Mergers would have been $4.2 billion based upon a per share price of $65.06, the closing price of AmSurg common stock on October 24, 2016 and 187.3 million shares of Envision common stock outstanding on October 24, 2016 and also includes the estimated fair value of $171.1 million related to equity awards held by employees of Envision that will be exchanged for Newco equity awards. The accounting standards require that the consideration transferred be measured at the date the Mergers are completed at the then-current market price. This requirement will likely result in a total consideration that is different from the amount presented in this unaudited pro forma financial information. Based on the 187.3 million shares of Envision common stock outstanding and the historical Envision equity awards outstanding as of October 24, 2016 and the exchange ratio, each dollar increase (decrease) in the per share price of the AmSurg common stock will result in an approximate $65.7 million increase (decrease) in the total consideration for the Mergers, substantially all of which AmSurg expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the Mergers. The number of outstanding shares of Envision common stock will change prior to the completion of the Mergers due to transactions in the normal course of business, including the vesting and/or exercise of outstanding Envision equity awards and issuances under the Envision Provider Stock Purchase Plan and the Envision Employee Stock Purchase Plan. This change is not expected to have a material effect on this unaudited pro forma financial information.

Certain historical balances of AmSurg and Envision have been reclassified to conform to the pro forma condensed combined financial statements presentation and there could be additional reclassification following the Mergers.  Additionally, the management of each of AmSurg and Envision will continue to assess the respective accounting policies of AmSurg and Envision for any additional adjustments that may be required to conform Envision's accounting policies to those of AmSurg.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2016
(In thousands)
	Historical	Historical					Pro Forma
	AmSurg	Envision	Reclassifications		Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$106,058	$190,033	$—		$(3,864,101)	4(e)	$316,310
					4,045,000	4(e)
					(160,680)	4(e)
Restricted cash and marketable securities	12,794	52,646	—		—		65,440
Accounts receivable, net	424,895	1,341,202	—		—		1,766,097
Supplies inventory	22,505	38,739	—		—		61,244
Prepaid and other current assets	64,454	81,265	—		31,073	4(d)	176,792
Total current assets	630,706	1,703,885	—		51,292		2,385,883
Property and equipment, net	227,213	383,947	—		—		611,160
Investments in unconsolidated affiliates	111,006	—	3,336	4(a)	—		114,342
Goodwill	4,300,102	3,386,263	—		(3,386,263)	4(c)	9,262,607
			—		4,962,505	4(c)
Intangible assets, net	1,678,927	1,062,400	—		(1,062,400)	4(b)	3,695,227
			—		2,016,300	4(b)
Other assets	48,985	119,313	(3,336)	4(a)	—		164,962
Total assets	$6,996,939	$6,655,808	$—		$2,581,434		$16,234,181

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$22,020	$24,904	$—		$879	4(e)	$47,803
Accounts payable	27,191	65,686	—		—		92,877
Accrued salaries and benefits	213,298	—	311,172	4(a)	—		524,470
Accrued interest	18,577	—	10,305	4(a)	(6,151)	4(e)	22,731
Other accrued liabilities	101,625	666,794	(311,172)	4(a)	(14,115)	3	405,827
			(10,305)	4(a)	(27,000)	4(e)
Total current liabilities	382,711	757,384	—		(46,387)		1,093,708
Long-term debt	2,591,895	3,055,440	—		(3,809,318)	4(e)	5,811,852
			—		3,939,491	4(e)
					34,344	3
Deferred income taxes	760,504	388,661	—		609,381	3	1,479,710
			—		(263,618)	3
					(15,218)	3
Insurance reserves	—	255,674	58,711	4(a)	—		314,385
Other long-term liabilities	129,897	66,946	(58,711)	4(a)	—		138,132
Noncontrolling interests - redeemable	177,877	—	—		—		177,877
Equity:
Preferred stock, no par value (1)	166,632	—	—		(166,615)	4(i)	17
Common stock, no par value (1)	1,361,581	1,872	—		(1,872)	4(i)	1,174
			—		(1,360,407)	4(i)
Additional paid-in capital	—	1,690,833	—		(1,690,833)	4(i)	5,768,447
			—		5,768,447	4(i)
Retained earnings	891,507	369,912	—		(369,912)	4(i)	844,898
			—		(46,609)	4(d)
Accumulated other comprehensive loss	—	(560)	—		560	4(i)	—
Total equity before non-redeemable noncontrolling interests	2,419,720	2,062,057	—		2,132,759		6,614,536
Noncontrolling interests - non-redeemable	534,335	69,646	—		—		603,981
Total equity	2,954,055	2,131,703	—		2,132,759		7,218,517
Total liabilities and equity	$6,996,939	$6,655,808	$—		$2,581,434		$16,234,181

(1)	Subsequent to the Mergers, Newco common stock and Newco preferred stock will each have a par value of $0.01 per share.

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the nine months ended September 30, 2016
(In thousands, except earnings per share data)

	Historical	Historical					Pro Forma
	AmSurg	Envision	Reclassifications		Adjustments		Combined
Revenues	$2,646,940	$8,661,352	$—		$—		$11,308,292
Provision for uncollectibles	(341,547)	(3,784,026)	—		—		(4,125,573)
Net Revenue	2,305,393	4,877,326	—		—		7,182,719
Operating expenses:
Salaries and benefits	1,275,131	3,427,921	(2,066)	4(a)	(9,290)	4(g)	4,697,400
			—		5,704	4(g)
Supply cost	144,618	—	54,556	4(a)	—		199,174
Insurance expense	—	108,799	57,149	4(a)	—		165,948
Selling, general and administrative expenses	—	122,336	(122,336)	4(a)	—		—
Other operating expenses	333,755	772,877	(54,556)	4(a)	—		1,068,357
			(57,149)	4(a)	—
			(48,906)	4(a)	—
			122,336	4(a)	—
Transaction and restructuring costs	23,431	7,726	50,972	4(a)	(48,000)	4(d)	34,129
Depreciation and amortization	90,711	178,075	—		108	4(b)	268,894
Total operating expenses	1,867,646	4,617,734	—		(51,478)		6,433,902
Net gain on disposals and deconsolidations	6,739	—	—		—		6,739
Equity in earnings of unconsolidated affiliates	18,375	1,758	—		—		20,133
Operating income	462,861	261,350	—		51,478		775,689
Interest expense, net	95,638	117,751	—		6,142	4(f)	219,531
Interest income from restricted assets	—	(749)	—		—		(749)
Realized loss on investments	—	191	—		—		191
Other income, net	—	(743)	—		—		(743)
Earnings from continuing operations before income taxes	367,223	144,900	—		45,336		557,459
Income tax expense	83,820	53,611	—		18,134	4(h)	155,565
Net earnings from continuing operations	283,403	91,289	—		27,202		401,894
Less net earnings from continuing operations attributable to noncontrolling interests	166,517	10,118	—		—		176,635
Net earnings from continuing operations	116,886	81,171	—		27,202		225,259
Preferred stock dividends	(6,792)	—	—		—		(6,792)
Net earnings from continuing operations attributable to common shareholders	$110,094	$81,171	$—		$27,202		$218,467

Earnings per share from continuing operations attributable to common shareholders:
Basic	$2.05						$1.88
Diluted	$2.03						$1.83

Weighted average number of shares and share equivalents outstanding:
Basic	53,720				62,563	4(j)	116,283
Diluted	54,152				65,258	4(j)	119,410

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
For the year ended December 31, 2015
(In thousands, except earnings per share data)

	Historical	Historical					Pro Forma
	AmSurg	Envision	Reclassifications		Adjustments		Combined
Revenues	$2,832,958	$9,853,009	$—		$—		$12,685,967
Provision for uncollectibles	(266,074)	(4,405,093)	—		—		(4,671,167)
Net Revenue	2,566,884	5,447,916	—		—		8,014,800
Operating expenses:
Salaries and benefits	1,314,392	3,922,273	(3,942)	4(a)	(6,590)	4(g)	5,238,817
			—		12,684	4(g)
Supply cost	184,222	—	52,489	4(a)	—		236,711
Insurance expense	—	145,829	56,836	4(a)	—		202,665
Selling, general and administrative expenses	—	120,158	(120,158)	4(a)	—		—
Other operating expenses	397,794	681,342	(52,489)	4(a)	904	4(g)	1,075,181
			(56,836)	4(a)	—
			(15,692)	4(a)	—
			120,158	4(a)	—
Transaction and restructuring costs	8,324	30,169	19,634	4(a)	—		58,127
Depreciation and amortization	97,493	182,897	—		20,699	4(b)	301,089
Total operating expenses	2,002,225	5,082,668	—		27,697		7,112,590
Net gain on deconsolidations	36,694	—	—		—		36,694
Equity in earnings of unconsolidated affiliates	16,152	353	—		—		16,505
Operating income	617,505	365,601	—		(27,697)		955,409
Interest expense, net	121,586	117,183	—		55,777	4(f)	294,546
Interest income from restricted assets	—	(651)	—		—		(651)
Realized gains on investments	—	(21)	—		—		(21)
Other expense, net	—	966	—		—		966
Earnings from continuing operations before income taxes	495,919	248,124	—		(83,474)		660,569
Income tax expense	113,790	97,374	—		(33,390)	4(h)	177,774
Net earnings from continuing operations	382,129	150,750	—		(50,084)		482,795
Less net earnings from continuing operations attributable to noncontrolling interests	218,181	5,858	—		—		224,039
Net earnings from continuing operations	163,948	144,892	—		(50,084)		258,756
Preferred stock dividends	(9,056)	—	—		—		(9,056)
Net earnings from continuing operations attributable to common shareholders	$154,892	$144,892	$—		$(50,084)		$249,700

Earnings per share from continuing operations attributable to common shareholders:
Basic	$3.22						$2.26
Diluted	$3.18						$2.20

Weighted average number of shares and share equivalents outstanding:
Basic	48,058				62,563	4(j)	110,621
Diluted	51,612				62,017	4(j)	113,629

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

Note 1. Description of the Transaction

AmSurg, Envision and Newco, (collectively, the "Parties") signed the Merger Agreement, dated as of June 15, 2016, pursuant to which the Parties will combine in an all-stock transaction in which Envision stockholders will have the right to receive a fixed exchange ratio of 0.334 Newco shares for each issued and outstanding share of Envision common stock. In the proposed transaction, AmSurg will first merge with and into its wholly-owned Delaware subsidiary, Newco, with Newco continuing as the surviving corporation. Each shareholder of AmSurg prior to Merger 1 will continue to own the same number of shares in Newco following Merger 1 as such shareholder owned in AmSurg. In Merger 2, Envision will merge with and into Newco, with Newco continuing as the surviving corporation. The Mergers are currently expected to be completed in December 2016.

Following the completion of the Mergers, Envision stockholders will hold approximately 53% and AmSurg shareholders will hold approximately 47% of the equity interests in Newco. For purposes of the share Exchange Ratio above, it has been assumed that AmSurg’s existing shares of Mandatory Convertible Preferred Stock, Series A-1 have been converted into common stock of Newco and all outstanding equity awards of Envision are converted into the common stock of Newco. The Mergers have been approved by the AmSurg Board and the Envision Board and are now subject to the approval of AmSurg's shareholders and Envision's stockholders at their respective special meetings on November 28, 2016.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements give effect to the Mergers and related financings. The unaudited pro forma financial information is based on the historical consolidated financial statements of AmSurg and Envision, and the assumptions and adjustments set forth in these notes. The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that AmSurg believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Newco would have been had the Mergers occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.

Merger-related pro forma adjustments are included only to the extent they are (i) directly attributable to the Mergers, (ii) factually supportable and (iii) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies or revenue synergies that could result from the Mergers.

The Mergers will be accounted for using the acquisition method of accounting with AmSurg considered the accounting acquirer. The unaudited pro forma financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between AmSurg and Envision, due diligence efforts and information available in public filings. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the Envision assets acquired and liabilities assumed have not been completed. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include but are not limited to property and equipment, identifiable intangible assets, debt obligations, and non-redeemable noncontrolling interests. The fair value of cash, receivables and other assets and liabilities is assumed to equal Envision's historical carrying value due to either the liquid nature or short duration of the asset or liability, or based upon the overall immateriality to the purchase price allocation. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income tax liabilities, which could be material.

Note 3. Preliminary Purchase Consideration

The fair value of the merger consideration, or the purchase price, in the unaudited pro forma financial information is estimated to be approximately $4.2 billion. This amount was derived based on the 187.3 million shares of Envision common stock, the Exchange Ratio and a per share price of $65.06, which represents the closing price of AmSurg common stock on October 24, 2016 as well as the estimated fair value of $171.1 million related to equity awards held by employees of Envision that will be exchanged for Newco equity awards. The actual number of Newco shares of common stock issued to Envision stockholders upon the completion of the Mergers will be based on the actual number of shares of Envision common stock issued and outstanding when the Mergers close, and the valuation of those shares will be based on the per share price of AmSurg common stock at that time. Envision equity awards held by current employees and certain members of the Envision Board will be converted into Newco equity awards after giving effect to the Exchange Ratio. The terms of these awards, including vesting provisions, will be substantially consistent to those of the historical Envision equity awards. The fair value of the vested

Envision equity awards will be considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for Envision equity awards of approximately $171.1 million.

The following table presents the preliminary purchase price as if the Mergers had closed on September 30, 2016 (in thousands, except per share data):

Total outstanding shares of Envision common stock as of October 24, 2016	187,313
Exchange ratio	0.334
Shares of Newco to be issued	62,563

Fair value of Newco common stock to be issued (1)	$4,070,349

Fair value of Envision equity awards (2)	171,076

Preliminary estimated aggregate merger consideration	$4,241,425

(1)	Amount was determined based on the price per share of AmSurg common stock of $65.06 as of October 24, 2016.

(2)
Amount includes the fair value of 8.9 million vested Envision equity awards plus the fair value allocated to the pre-combination service of an additional 2.6 million unvested Envision equity awards. The fair value of options was determined using the Black-Scholes-Merton model while the fair value of restricted stock units was calculated using the market price of AmSurg common stock on October 24, 2016. The remaining fair value of the unvested Envision equity awards will be recognized as compensation expense in earnings subsequent to the Mergers as further discussed in Note 4 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The following table presents the preliminary allocation of purchase price to the assets to be acquired and liabilities to be assumed in the Mergers (in thousands):

Assets acquired:
Cash and cash equivalents	$190,033
Accounts receivable, net	1,341,202
Other current assets	172,650
Property and equipment (1)	383,947
Goodwill	4,962,505
Intangible assets	2,016,300
Other assets	119,313
Liabilities assumed:
Accounts payable, accrued expenses and other liabilities (2)	(718,365)
Current portion of long-term debt	(24,904)
Long-term debt (3)	(3,089,784)
Deferred income taxes (4)	(719,206)
Other long-term liabilities	(322,620)
Noncontrolling interests - non-redeemable (5)	(69,646)
Net assets acquired	$4,241,425

(1)
We believe that preliminarily, subject to further valuation analysis, the carrying value of property and equipment approximates fair value and the historical useful lives are reasonable. Therefore, no adjustments have been made to either carrying value or historical depreciation.

(2)	Amount includes Envision's historical accounts payable, accrued expenses and other liabilities of $732.5 million, net of elimination of $14.1 million of deferred rent credits.

(3)
Amount represents the historical book value of Envision debt of $3.1 billion adjusted by $34.3 million, which includes a $3.7 million discount associated with Envision's senior unsecured notes due 2022 and $38.0 million to eliminate existing deferred financing costs and existing original issue discounts.

(4)
Amount includes Envision's historical deferred tax liabilities of $388.7 million, net of eliminations of $263.6 million of deferred tax liabilities related to historical intangible assets, plus approximately $609.4 million of deferred tax liabilities related to intangible assets acquired that are not expected to be deductible for tax purposes, and offset by a deferred tax asset of $15.2 million resulting from the elimination of historical Envision deferred financing costs.

(5)	We believe that preliminarily, subject to further valuation analysis, the carrying value of non-redeemable non-controlling interests approximates fair value.

Upon completion of the fair value assessment following the Mergers, AmSurg anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one-year measurement period from the acquisition date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Pro forma adjustments are necessary to adjust amounts related to Envision's historical assets and liabilities to a preliminary estimate of their fair values, to reflect financing transactions associated with the Mergers, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to tangible and intangible assets, to reflect other transactions directly related to the Mergers, and to reflect the income tax effects related to the pro forma adjustments. There were no inter-company transactions between AmSurg and Envision. Certain pro forma adjustments were required to conform Envision's accounting policies and presentation to Newco's accounting policies and presentation.

The accompanying financial statements have been prepared as if the Mergers were completed on September 30, 2016 for balance sheet purposes and January 1, 2015 for statements of earnings purposes, and reflect the following adjustments:

a)	Conforming reclassifications. Adjusts the historical presentation of AmSurg's and Envision's financial statements to conform to Newco's expected post-Mergers presentation.

b)
Intangible assets. Adjustments to eliminate Envision’s historical identifiable intangible assets of $1.1 billion and to adjust historical related amortization of $106.4 million for the year ended December 31, 2015 and $95.2 million for the nine months ended September 30, 2016 to reflect the preliminary estimated fair values of the acquired identifiable intangible assets and related amortization. Management has determined such amounts based on estimates and assumptions that it considers to be reasonable based on the allocation of comparable transactions. The primary assets include customer relationships, trade names, frequencies and licenses and other agreements/contracts. These assumptions are subject to further analysis and may change, which would result in a change to the incremental amortization adjustment included in the unaudited pro forma financial information.

The following table summarizes the fair value and useful lives of the other identifiable intangible assets (in thousands, except useful life information):

		Estimated Weighted Average Useful life (years)
Customer relationships	$1,754,500	15
Trade names	169,500	Indefinite
Agreements, contracts and other	50,500	5
Frequencies and licenses	41,800	Indefinite
Total fair value of intangible assets	$2,016,300
The preliminary estimated valuations of intangible assets and corresponding useful lives resulted in an increase to amortization expense of $20.7 million and $0.1 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively. The adjustment for the year ended December 31, 2015 to increase amortization is due to 2015 acquisitions being fully included in the pro forma amortization but only partially included in the historical results, as a significant number of acquisitions were completed in the latter half of 2015. In addition, for purposes of these pro forma statements, management evaluated the useful lives of each class of intangibles as a portfolio, including previously acquired intangibles and intangibles resulting from organic contracts, and utilized an estimated weighted average useful life across each class. In making this determination, management considered the historical experience of AmSurg and Envision in valuing acquired intangibles which includes consideration of internal practices that have a history of producing long term customer retention rates. In addition, the estimated weighted average useful life of 15 years utilized for customer relationships is consistent with the lives established in recent years by the management of Envision and is similar to the estimated useful life utilized by AmSurg for its identified customer relationships. The estimated weighted average useful life used in these pro forma statements has an effect of lowering amortization expense in the nine months ended September 30, 2016 and the year ended December 31, 2015, when compared to Envision's historical results. If the estimated weighted average useful life were to increase or decrease by one year, annual amortization expense would decrease or increase by approximately $8.0 million, respectively.
As of the date of this these statements the combined company has not engaged an external valuation firm and does not have access to individual contracts to complete a full analysis of the potential estimates of intangibles recorded or the lives assigned. The information included in these pro forma statements are solely based on management's best available estimates which could materially change during acquisition accounting.

c)
Goodwill. Adjustment to record goodwill resulting from the Mergers of $5.0 billion offset by elimination of Envision's historical goodwill of $3.4 billion. Goodwill represents the residual of the purchase price over the fair value of the identified assets acquired and liabilities assumed. Goodwill is not amortized but evaluated for impairment annually or more frequently if events or changes in circumstances indicate impairment.

d)
Transaction-related costs. Historical transaction-related costs of $48.0 million incurred by AmSurg and Envision in the nine months ended September 30, 2016, directly related to the Merger, have been excluded for pro forma informational purposes. The adjustment also records estimated transaction fees paid to third parties related to the Mergers and the related financing, including related income tax effects as follows (in thousands):

Termination fee related to the AmSurg Senior Unsecured Notes due 2020	$7,970
Other estimated transaction fees	95,000
Less: Transaction costs incurred as of September 30, 2016	(48,000)
54,970

Disposal of deferred financing fees related to:
AmSurg Term Loan and Credit Facility	19,321
AmSurg Senior Unsecured Notes due 2020	3,391
22,712

Total estimated transaction fees and disposal of deferred financing costs	77,682

Expected tax benefit	(31,073)
Estimated reduction to retained earnings at September 30, 2016	$46,609

e)
Long-term debt obligations. Adjustments to record the repayment of certain of AmSurg's debt as of September 30, 2016. Newco will use cash on hand and borrowings pursuant to a term borrowing and a notes offering to repay indebtedness and fund transaction costs. Adjustments to recognize $3.3 billion of borrowings from a new term loan facility, original issue discount of $16.5 million and deferred financing costs of $46.7 million. Adjustments also recognize $750.0 million of senior notes issued, net of deferred financing costs of $9.4 million. The transactions contemplated by the Merger Agreement and the related financing have not yet been consummated.

A detailed estimate of the sources and uses of cash associated with the Mergers are as follows (in thousands):

Sources:
Term loan facility	$3,295,000
Senior notes	750,000
Total Sources	$4,045,000

Uses:
Cash payments related to refinancing and debt repayments:
Envision Term Loan	$(2,258,676)
AmSurg Term Loan	(850,425)
AmSurg Senior Unsecured Notes due 2020	(250,000)
AmSurg Revolving Credit Facility	(400,000)
Envision ABL Credit Facility	(105,000)
Total debt repayments	(3,864,101)

Termination fee related to the AmSurg Senior Unsecured Notes due 2020	(7,970)
Accrued interest related to the AmSurg Senior Unsecured Notes due 2020	(4,688)
Accrued interest related to the Envision Term Loan	(274)
Remaining estimated transaction fees (1)	(74,000)
Other accrued interest	(1,189)
Financing fees (2)	(72,559)
Total fees related to refinancing	(160,680)

Excess cash to the balance sheet	(20,219)
Total Uses	$(4,045,000)

(1)	Of the remaining estimated transaction fees to be paid, $27.0 million was accrued in the historical financial statements of AmSurg and Envision.

(2)	Financing fees will be capitalized as deferred financing costs against long-term debt and amortized accordingly.

The following table summarizes information about long-term debt extinguished and new debt to be issued as a result of the Mergers (in thousands):

	Outstanding Principal	Current Debt	Deferred Financing Costs	Total
Debt Extinguished:
Envision Term Loan	$2,258,676	$(23,371)	$—	$2,235,305
AmSurg Term Loan B	850,425	(8,700)	(15,408)	826,317
AmSurg Senior Unsecured Notes due 2020	250,000	—	(3,391)	246,609
AmSurg Revolving Credit Facility	400,000	—	(3,913)	396,087
Envision ABL Credit Facility	105,000	—	—	105,000
	$3,864,101	$(32,071)	$(22,712)	$3,809,318
New Debt:
Term loan	$3,295,000	$(32,950)	$(63,184)	$3,198,866
Senior notes	750,000	—	(9,375)	740,625
	$4,045,000	$(32,950)	$(72,559)	$3,939,491

f)Net interest expense adjustments. Adjustments to eliminate related interest expense of $238.8 million and $213.4 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively, and to record related interest expense and amortization of related deferred financing costs of $294.5 million and $219.5 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively. Estimated interest expense based upon the assumed debt structure is as follows (in thousands):

	Nine Months Ended	Year Ended
	September 30, 2016	December 31, 2015
Financing transactions	$131,778	$175,704
Existing Envision senior unsecured notes due 2022	28,829	38,438
Existing AmSurg senior unsecured notes due 2022	46,406	61,875
Deferred loan costs and premium/discount amortization	10,438	13,917
Capitalized leases and other debt, net of interest income	2,080	4,612
Total estimated interest costs	219,531	294,546
Less: Historical interest expense, net
AmSurg	(95,638)	(121,586)
Envision	(117,751)	(117,183)
Net interest expense adjustment	$6,142	$55,777

For purposes of these statements, management has assumed an interest rate for the variable-rate new term loan facility and the new ABL facility (which will not be drawn upon as part of these statements). A fluctuation in our assumed interest rate for purposes of these statements of 0.125% would have an impact on interest expense of approximately $4.1 million and $3.1 million as calculated in the pro forma adjustment for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively.

For purposes of these statements, management has assumed an interest rate for the fixed-rate senior notes. A fluctuation in our assumed interest rate for purposes of these statements of 0.125% would have an impact on interest expense of approximately $0.9 million and $0.7 million as calculated in the pro forma adjustment for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively.

In the unlikely event that we are unable to place the fixed-rate senior notes, we would not refinance the variable-rate 2022 tranche of the Envision term loan. Based on the interest rates assumed in these statements, interest expense would decrease by $1.5 million and $1.1 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively. Accordingly, net earnings from continuing operations and diluted earnings per share would increase by $0.9 million and $0.01, respectively, for the year ended December 31, 2015, and $0.7 million and $0.01, respectively for the nine months ended September 30, 2016.
The annualized difference in the adjustments primarily results from additional borrowings by both historical companies completed in 2015 which was fully reflected in the nine months ended September 30, 2016 and by a lower weighted average interest rate assumed as a part of these statements as compared to historical amounts.

g)
Stock Compensation Expense. At completion, Envision equity awards will be converted into Newco equity awards after giving effect to the Exchange Ratio. Share-based compensation expense, following the completion of the Mergers, will reflect the fair value of the awards as of the completion date for the portion that was allocated to post-combination services. This adjustment eliminates the historical stock compensation expense of $6.6 million and $9.3 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively and records stock compensation expense of $12.7 million and $5.7 million related to post-combination service of converted unvested Envision equity awards for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively.

In addition, 18,279 outstanding shares of restricted stock granted to AmSurg directors under the AmSurg equity plans will become fully and immediately vested upon the effective time of the Mergers. As a result, approximately $0.9 million of additional compensation expense was recognized for the year ended December 31, 2015.

h)
Income Taxes. Adjustments to record the income tax impact of the acquisition accounting adjustments which primarily relate to intangible assets, interest expense and stock compensation expense. The income tax expense impact of the pro forma adjustment was determined by applying AmSurg's historical tax rate of 40% to the pre-tax amount of the Merger-related pro forma adjustments. The incremental deferred income tax liabilities were calculated based on the income tax effect of the increase in the book value of the net assets of Envision reflected in the purchase price allocation, excluding the amount attributable to goodwill, using AmSurg's historical tax rate of 40% which approximates the statutory rate. The tax adjustments could change based upon management's final determination of the fair value of assets acquired and liabilities assumed.

i)Stockholders' equity. Adjustment to eliminate all of Envision's stockholders' equity, including common stock, additional paid-in capital, accumulated other comprehensive loss, and retained earnings. Stockholders' equity was further adjusted to reflect the issuance of Newco common stock in the Mergers. Adjustments to components of equity are as follows (in thousands):

Equity:	Adjustments
Preferred stock
Conversion of AmSurg preferred stock to Newco preferred stock with par value of $0.01	$(166,615)

Common stock
Elimination of Envision common stock	$(1,872)

Conversion of AmSurg common stock to Newco common stock with par value of $0.01	$(1,361,033)
Issuance of common stock pursuant to the Mergers	626
Total conversion to common stock	$(1,360,407)

Additional paid-in capital
Elimination of Envision additional paid-in capital	$(1,690,833)

Conversion of AmSurg common stock to Newco common stock with par value of $0.01	$1,361,033
Issuance of common stock pursuant to the Mergers	4,240,799
Conversion of AmSurg preferred stock to Newco preferred stock with par value of $0.01	166,615
Total conversion to additional paid-in capital	$5,768,447

Retained earnings
Elimination of Envision retained earnings	$(369,912)
Impact of transaction related costs	$(46,609)

Accumulated other comprehensive loss
Elimination of Envision accumulated other comprehensive loss	$560

j)
Earnings per share. Represents the adjustment to convert 187.3 million shares of Envision common stock into 62.6 million shares of Newco common stock at the conversion ratio of 0.334 per share. Basic net earnings attributable to Newco common stockholders, per common share, excludes dilution and is computed by dividing net earnings attributable to Newco common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings attributable to Newco common stockholders, per common share is computed by dividing net earnings attributable to Newco common stockholders by the weighted-average number of common shares outstanding during the period plus any potential dilutive common share equivalents, including shares issuable (1) upon the vesting of stock options and restricted stock awards as determined under the treasury stock method and (2) upon conversion of AmSurg's mandatory convertible preferred stock as determined under the if-converted method. For purposes of calculating diluted earnings per share, preferred stock dividends have been subtracted from both net earnings from continuing operations attributable to Newco in periods in which utilizing the if-converted method would be anti-dilutive.

For both the nine months ended September 30, 2016 and for the year ended December 31, 2015, approximately 3.1 million common share equivalents related to AmSurg's mandatory convertible preferred stock were anti-dilutive and therefore are excluded from the dilutive weighted average number of shares outstanding. Additionally, for the nine months ended September 30, 2016 and the year ended December 31, 2015, there were 2.7 million and 2.6 million, respectively, of share equivalents related to historical Envision equity awards that were considered dilutive and 0.4 million of share equivalents related to historical AmSurg equity awards that were considered dilutive for both the nine months ended September 30, 2016 and the year ended December 31, 2015.